Exhibit 99.5

NOTICE OF WITHDRAWAL

To Withdraw

SHARES OF CLASS A COMMON STOCK OF KRAFT FOODS INC.

Pursuant to the Offer to Exchange

All Shares of Common Stock of

CABLE HOLDCO, INC.

which are owned by Kraft Foods Inc. and

will be converted into Shares of Common Stock of Ralcorp Holdings, Inc.

for

Class A Common Stock of Kraft Foods Inc.

Pursuant to the Prospectus—Offer to Exchange dated [•], 2008

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [—], 2008, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

The undersigned acknowledges receipt of the Prospectus—Offer to Exchange dated [•], 2008 in connection with the offer by Kraft Foods Inc. (“Kraft”) to exchange all shares of Cable Holdco, Inc. common stock, par value $0.01 per share, which are owned by Kraft and will be converted into shares of Ralcorp Holdings, Inc. (“Ralcorp”) common stock, par value $0.01 per share, for shares of Kraft Class A common stock, no par value (“Kraft common stock”), that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer.

If any of the shares of Kraft common stock were tendered through The Depository Trust Company, please do not use this form; use The Depository Trust Company form of withdrawal instead.

REQUEST FOR WITHDRAWAL

The undersigned has identified below the shares of Kraft common stock that it is withdrawing from the Exchange Offer:

Number of Certificated shares of Kraft common stock to be withdrawn:

Number of book-entry and/or direct purchase plan shares to be withdrawn

REQUEST OF RELEASE FOR SHARES REPRESENTED BY CERTIFICATE(S)

If certificate(s) of shares of Kraft common stock have been delivered to Wells Fargo Bank, N.A. (the “tender offer agent”), please provide the following information in order for the tender offer agent to return the relevant certificate(s):

Name(s) of the registered holder(s):

Serial number(s) of the certificate(s) evidencing the shares of Kraft common stock withdrawn: (if held in book-entry or direct purchase plan, please indicate “book-entry”)

Address (including Zip Code):

SIGNATURES

This Notice of Withdrawal must be signed below by the registered holder(s) of the shares of Kraft common stock withdrawn as its or their names appear on the certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such shares. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the registered holder(s) if different:

Signature(s):

Capacity (full title):

Dated:

If you wish to withdraw any tendered shares of Kraft common stock, you must transmit this Notice of Withdrawal to the tender offer agent at:

By Mail:	By Facsimile:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Shareowners Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowners Services Voluntary Corporate Actions 651-450-2452

(Until 6:00 P.M. CST on the last business day prior to the date of expiration of the exchange offer)

Wells Fargo Bank, N.A.

Shareowners Services

Voluntary Corporate Actions

161 North Concord Exchange

South St. Paul, Minnesota 55075

Kraft will determine questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of Kraft, the tender offer agent, the transfer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.